EXHIBIT 15.1

January 13, 2016

ClearOne, Inc.
5225 Wiley Post Way, Suite 500
Salt Lake City, Utah 84116

Re: Registration Statements (Nos. 333-205356, 333-148789 and 333-137859) on Form S-8 and Registration Statement (No. 333-195591) on Form S-3.

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated January 13, 2016 related to our reviews of interim financial information. Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ Tanner LLC

Salt Lake City, UT
January 13, 2016